As filed with the Securities and Exchange Commission on June 11, 2008

Registration No.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO.  033-59027

FORM S-8 REGISTRATION STATEMENT NO.  033-62029

FORM S-8 REGISTRATION STATEMENT NO.  333-15335

FORM S-8 REGISTRATION STATEMENT NO.  333-26375

FORM S-8 REGISTRATION STATEMENT NO.  333-41955

FORM S-8 REGISTRATION STATEMENT NO.  333-43775

FORM S-8 REGISTRATION STATEMENT NO.  333-64921

FORM S-8 REGISTRATION STATEMENT NO.  333-78079

FORM S-8 REGISTRATION STATEMENT NO.  333-106525

FORM S-8 REGISTRATION STATEMENT NO.  333-126085

FORM S-8 REGISTRATION STATEMENT NO.  333-145775

UNDER

THE SECURITIES ACT OF 1933

IOMEGA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

86-0385884

(I.R.S. Employer Identification No.)

10955 Vista Sorrento Parkway, San Diego, California 92130

(Address of Principal Executive Offices)

1995 Director Stock Option Plan

Iomega Retirement and Investment Savings Plan

Executive Stock Award Plan

1997 Stock Incentive Plan

1998 Employee Stock Purchase Plan

1998 International Employee Stock Purchase Plan

Iomega Corporation Nonqualified Deferred Compensation Plan

Management Incentive Plan

2005 Director Stock Option Plan

2007 Stock Incentive Plan

(Full title of the plan)

Paul T. Dacier, Esq.

Executive Vice President and General Counsel

EMC Corporation

176 South Street

Hopkinton, Massachusetts 01748

(Name and Address of Agent for Service)

(508) 435-1000

(Telephone number, including area code for agent for service)

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 of Iomega Corporation (the “Company”) (together, the “Registration Statements”):

File No. 033-59027, pertaining to the registration of 200,000 shares of common stock, par value $0.03-1/3 per share of the Company (“Common Stock”) under the Company’s 1995 Director Stock Option Plan, which was filed with the Securities and Exchange Commission (the “SEC”) and became effective on May 2, 1995;

File No 033-62029, pertaining to the registration of 200,000 shares of Common Stock issuable under the Company’s Iomega Retirement and Investment Savings Plan, which was filed with the SEC and became effective on August 23, 1995;

File No. 333-15335, pertaining to the registration of 120,000 shares of Common Stock issuable under the Company’s Executive Stock Award Plan, which was filed with the SEC and became effective on November 1, 1996;

File No. 333-26375, pertaining to the registration of 6,000,000 shares of Common Stock issuable under the Company’s 1997 Stock Incentive Plan, which was filed with the SEC and became effective on May 1, 1997;

File No. 333-41955, pertaining to the registration of 3,000,000 shares of Common Stock issuable under the Company’s 1998 Employee Stock Purchase Plan and 1998 International Employees Stock Purchase Plan, which was filed with the SEC and became effective on December 10, 1997;

File No. 333-43775, pertaining to the registration of $10,000,000 of Nonqualified Deferred Compensation Obligations issuable under the Company’s Nonqualified Deferred Compensation Plan, which was filed with the SEC and became effective on January 6, 1998;

File No. 333-64921, pertaining to the registration of 2,500,000 shares of Common Stock issuable under the Company’s Iomega Retirement and Investment Savings Plan, which was filed with the SEC and became effective on September 30, 1998;

File No. 333-78079, pertaining to the registration of 8,500,000 shares of Common Stock issuable under the Company’s 1997 Stock Incentive Plan, which was filed with the SEC and became effective on May 7, 1999;

File No. 333-106525, pertaining to the registration of 1,000,000 shares of Common Stock issuable under the Company’s Management Incentive Plan, which was filed with the SEC and became effective on June 26, 2003;

File No. 333-126085, pertaining to the registration of 500,000 shares of Common Stock issuable under the Company’s 2005 Director Stock Option Plan, which was filed with the SEC and became effective on June 23, 2005; and

File No. 333-145775, pertaining to the registration of 5,500,000 shares of Common Stock issuable under the Company’s 2007 Stock Incentive Plan, which was filed with the SEC and became effective on August 29, 2007.

 On April 8, 2008, the Company, EMC Corporation, a Massachusetts corporation (“EMC”), and Emerge Merger Corporation (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of EMC, entered into an Agreement and Plan of Merger pursuant to which Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of EMC (the “Merger”).  The Merger became effective on June 9, 2008 as a result of the filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the offerings pursuant to the Registration Statements have been terminated.  In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Hopkinton, Commonwealth of Massachusetts, on June 11, 2008.

IOMEGA CORPORATION

By:	/s/ Paul T. Dacier
Paul T. Dacier
President